Exhibit 99.1

EXECUTION VERSION

ARIAD Pharmaceuticals, Inc.

125 Binney Street

Cambridge, Massachusetts 02142

February 16, 2017

To: Wells Fargo Bank, National Association

150 E. 42nd St., 40th Floor,

New York, NY 10017,

Attention: Corporate Trust Services – Administrator for ARIAD Pharmaceuticals, Inc.

To: Holders of 3.625% Convertible Senior Notes due 2019 (the “Notes”) issued by ARIAD Pharmaceuticals, Inc.; CUSIP: 04033AAA8.

Notice of Increased Conversion Rate and Supplemental Indenture

Reference is made to the Indenture, dated as of June 17, 2014, between ARIAD Pharmaceuticals, Inc. (the “Company” or “we”) and Wells Fargo Bank, National Association, as Trustee (the “Indenture”). Capitalized terms used but not otherwise defined herein shall have their respective meanings set forth in the Indenture.

The Company previously notified you that, on January 8, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Takeda Pharmaceutical Company Limited (“Parent”), a corporation organized under the laws of Japan, and Kiku Merger Co., Inc. (“Merger Sub”), a Delaware corporation and an indirect wholly-owned subsidiary of Parent. Pursuant to the Merger Agreement, Merger Sub commenced a tender offer (the “Offer”) on January 19, 2017, to acquire all of the outstanding shares of common stock of the Company, $0.001 par value per share (the “Common Stock”), at a purchase price of $24 per share (the “Offer Price”) in cash, net of applicable withholding taxes and without interest. The Company hereby notifies you that the Offer expired on February 15, 2017 and Merger Sub accepted a majority of the outstanding shares of Common Stock on February 16, 2017. Additionally, on February 16, 2017, following the acquisition of the Common Stock, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect wholly-owned subsidiary of Parent.

As a result of the Merger, each share of Common Stock (other than shares of Common Stock (i) owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent immediately prior to the closing of the Merger, (ii) owned by the Company or any direct or indirect wholly-owned subsidiary of the Company or held in the Company’s treasury or (iii) held by a holder who is entitled to appraisal and who has properly exercised appraisal rights for such shares in accordance with Section 262 of the General Corporation Law of the State of Delaware, or as otherwise provided with respect to the Company equity awards) converted automatically into the right to receive the Offer Price in cash, net of applicable withholding taxes and without interest.

Under Section 15.06 of the Indenture, because the Merger constituted a Merger Event, the right to convert your Notes into cash, shares of Common Stock or a combination of cash and shares of Common Stock was changed to the right to convert your Notes into the cash amount that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to the Merger would have been entitled to receive. In accordance with Section 15.06, the Company entered into a supplemental indenture, dated as of February 16, 2017, with Wells Fargo Bank, National Association, as Trustee, to the Indenture (the “Supplemental Indenture”) to effect such change.

In addition, the acquisition of the shares of Common Stock in the Offer constituted a Make-Whole Fundamental Change. Pursuant to Section 15.03 of the Indenture, the Conversion Rate of the Notes has temporarily increased from 107.5095 shares of Common Stock per $1,000 principal amount of Notes to 108.0009 shares (which is equal to a Conversion Price of approximately $9.26 per share of Common

Stock). As a result, the temporary increase in the Conversion Rate enables you to temporarily convert the Notes into $2,592.0216 in cash (without interest) per $1,000 principal amount of Notes. The temporarily increased Conversion Rate of the Notes will only be available if the Notes are surrendered for conversion on or before 5:00 pm New York city time on the Business Day immediately prior to the Fundamental Change Repurchase Date described below.

Finally, the acquisition of the shares of Common Stock in the Offer constituted a Fundamental Change. Pursuant to Section 19.02 of the Indenture, the Company is required to offer to repurchase the Notes of each Noteholder for cash at a repurchase price equal to 100% of the principal amount of such Notes, together with accrued and unpaid interest thereon to, but excluding, the Fundamental Change Repurchase Date specified in such offer (which is required to be no later than 35 Business Days following the date the Company makes its offer to repurchase the Notes). This notice is not an offer to repurchase the Notes, which will be made by the Company within 20 days after the Fundamental Change. Thereafter, you are entitled to convert your Notes into $2,580.228 in cash (without interest) per $1,000 principal amount of Notes

If you have any questions, please contact Fabien Dubois of the Company, at Fabien.Dubois2@takeda.com or +1 (617) 679-7000.

Sincerely,

/s/ Manmeet S. Soni
Manmeet S. Soni Executive Vice President, Chief Financial Officer and Treasurer

cc: Raymond Delli Colli

Wells Fargo Bank, National Association

Cautionary Statement Regarding Forward-Looking Statements

This notice contains forward-looking information related to the Company. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Many of the factors that may cause actual results to differ materially include those set forth in the reports that the Company files from time to time with the SEC, including its annual report on Form 10-K for the fiscal year ended December 31, 2015 and quarterly and current reports on Form 10-Q and 8-K, as well as the Tender Offer Statement on Schedule TO and other tender offer documents filed by Parent and Merger Sub. Many of these factors are beyond the Company’s control. Unless otherwise required by applicable law, the Company disclaims any intention or obligation to update forward-looking statements contained in this document as the result of new information or future events or developments.